Exhibit 99.1

SINTX TECHNOLOGIES SHARES SELECT PRELIMINARY Q4 2023 AND FULL YEAR 2023 REVENUE UPDATE

SALT LAKE CITY, Jan. 23, 2024 (GLOBE NEWSWIRE) — SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics, announced that its estimated unaudited revenues were approximately $902k in Q4 2023, and $2.6 million for the year ended December 31, 2023. These preliminary results are subject to the Company’s standard year-end financial reporting processes, reviews, and audits.

SINTX acquired Maryland-based Technology Assessment and Transfer (TA&T) in June 2022. Since that time, the Company has experienced an 18% increase in Q4 2023 revenue versus Q4 2022, and a 68% increase in 2023 revenue compared to 2022 revenue. Notably, 2023 revenue figures reflect a 333% increase in revenues for the year that ended December 31, 2021.

Commercial revenues of $582K in Q4 2023 and $1.2 million for the full year 2023 were achieved primarily by the sale of products in the aerospace, biomedical, and energy markets. Government contracts in these markets made up $320K in Q4 and $1.4 million for the full year. Customer adoption of new product offerings led to commercial revenue exceeding government contracts in Q4 2023 - for the first time since acquisition of TA&T. The Company continued its successful restructuring and expansion into the defense, aerospace, and industrial markets for advanced ceramic materials and related technologies.

SINTX anticipates continued revenue growth in 2024 driven primarily by new commercial product adoption, innovative technology development, and government contract opportunities. Given the underlying growth in the aerospace, biomedical, and energy markets, these represent significant target opportunities for SINTX - both for commercial and government contract revenue streams. The Company also expects to re-engage the ballistic and body armor market during 2024, as armor operations come back online, and demand for these products remains strong.

About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past two years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing facilities in Utah and Maryland.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Preliminary and Unaudited Nature of Reported Results

We have not yet completed the preparation of our financial statements for the fourth quarter and full year ended 2023. Our revenue expectations for the fourth quarter and full year ended 2023, are preliminary, unaudited and are subject to change based on the completion of ongoing internal control, review, and audit procedures. As a result, these amounts may differ materially from the amounts that will be reflected in the Company’s consolidated financial statements for the year ended December 31, 2023. Accordingly, you should not place undue reliance on this preliminary estimate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties, including statements relating to revenue growth from new commercial product adoption, innovative technology development, and government contract opportunities, new revenue sources in 2024 via continued growth in the aerospace and energy markets, and the Company’s expectation that it will re-engage the ballistic and body armor market during 2024. These risks and uncertainties, many of which are beyond our control, include, among other things: our products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 29, 2023, and in SINTX’s other filings with the SEC. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business or Media Inquiries for SINTX

SINTX Technologies

801.839.3502

IR@sintx.com

Source: SINTX Technologies, Inc.